Exhibit 99.1

WageWorks Announces Changes to the Board of Directors

SAN MATEO, Calif., September 12, 2018 — WageWorks, Inc. (NYSE: WAGE), a leader in administering Consumer-Directed Benefits, today announced the appointment of Stuart C. Harvey Jr. as Executive Chairman of the Board of Directors. He replaces Joseph L. Jackson, who resigned as Executive Chairman of the Company and Class III director on September 6, 2018.

John Larson, WageWorks’ Lead Independent Director, stated, “On behalf of the entire Board and the Company, we wish to thank Joe for his leadership as our Chief Executive Officer and as our Executive Chairman. Joe helped build WageWorks to be a leading provider of administering Consumer-Directed Benefits. During his tenure as our Chief Executive Officer, Joe successfully guided us through our IPO and beyond. Through his executive leadership, Joe was integral to the Company’s significant expansion and growth. We thank Joe for his support and dedication, and valuable contributions over the past years. We wish him success in his future endeavors.”

“I would also like to thank Joe for all of his contributions in establishing our company as a market leader over the past 11 years and for supporting me during this transition,” said Mr. Edgar Montes, WageWorks’ President and Chief Executive Officer.

Mr. Harvey has served as the Chairman of Paysafe Group, a multinational payments company, since April 2018. Prior to joining the Company, Mr. Harvey served as the President and Chief Operating Officer of Piper Jaffray Companies. In this role, he led the operations of the firm’s global investment banking, equities, public finance, fixed income and asset management businesses. Mr. Harvey rejoined Piper Jaffray in 2015 as a partner in its merchant banking group, having previously served as a managing director at Piper Jaffray in its investment banking group from 1993 to 2003. From 2010 to 2013, Mr. Harvey served as the Chairman, CEO and President of Ceridian Corporation, a provider of human capital management software and services. In 2013, he became the Chairman, CEO and President of Comdata, Inc., a subsidiary that was split off by Ceridian that managed fleet and corporate card payments and services, while continuing to serve as Executive Chairman of Ceridian. During his tenure at Ceridian, Mr. Harvey was responsible for driving significant improvements in the company’s performance through the development of advanced service offerings and increased operating and sales efficiency. He directed Ceridian’s acquisition of Dayforce Corp. in 2012, and the sale of Comdata, Inc. to Fleetcor Technologies, Inc. in 2014.

“I’m delighted to welcome Stuart as our Executive Chairman. Stuart has an impressive track record and exceptional experience for WageWorks given his performance-driven approach and deep understanding of the business,” said Mr. Montes. Mr. Montes will continue to report to the Board of Directors.

WageWorks also announced that Mariann Byerwalter resigned as a Class II director, effective September 6, 2018, due to family reasons. Mr. Larson stated, “Mariann has brought a unique and valuable perspective to the Board of WageWorks over the past 8 years. On behalf of the Board, we are deeply grateful for her distinguished service as a Board member.”

WageWorks announced that the Board is actively searching for an independent board member who will have the right skill set to complement the current Board.

About WageWorks

WageWorks, Inc. (NYSE: WAGE) is a leader in administering Consumer-Directed Benefits (CDBs). WageWorks is solely dedicated to administering CDBs, including pre-tax spending accounts, such as Health Savings Accounts (HSAs), health and dependent care Flexible Spending Accounts (FSAs), Health Reimbursement Arrangements (HRAs), as well as Commuter Benefit Services, including transit and parking programs, wellness programs, COBRA, and other employee benefits. WageWorks is headquartered in San Mateo, California, with offices in major locations throughout the United States. For more information, visit www.wageworks.com.

Media Contact:

Elizabeth Anderson

WageWorks, Inc.

972.984.0800

Elizabeth.Anderson@Wageworks.com

Investor Contact:

Staci Mortenson

ICR

203.682.8273

Staci.Mortenson@icrinc.com